                                                                Exhibit (h)(iii)

           ADDENDUM TO FUND PARTICIPATION AGREEMENT FOR CLASS 3 SHARES

      This ADDENDUM, is dated as of August 27, 2002, between ANCHOR NATIONAL LIFE INSURANCE COMPANY ("Anchor National"), a life insurance company organized under the laws of the State of Arizona, on behalf of itself and on behalf of VARIABLE ANNUITY ACCOUNT FIVE ("Variable Account"), a separate account of Anchor National existing pursuant to the laws of the State of Arizona, and SEASONS SERIES TRUST ("Fund"), an open-end management investment company established pursuant to the laws of the Commonwealth of Massachusetts under a Declaration of Fund dated October 11, 1995 which is composed of the separate investment portfolio(s) of the Trust listed on Schedule A attached hereto (the "Portfolio(s)").

      WHEREAS, the Fund and Anchor National have entered into a Fund Participation Agreement dated January 2, 1997 (the "Seasons Fund Participation Agreement"); and

      WHEREAS, the Fund has agreed to pay Anchor National a service fee to reimburse Anchor National for expenditures made to financial intermediaries for providing services to contract holders who are indirect beneficial owners of Class 3 shares of the Fund; and

      WHEREAS, the Fund has adopted a distribution plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, (the "Act") with respect to its Class 3 shares (the "12b-1 Plan") that provides for a service fee that will be used to reimburse the expenditures referenced in the preceding paragraph;

      NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, Anchor National (on behalf of itself and the Variable Account) and the Fund hereby agree as follows:

      1. The Fund agrees to pay Anchor National a service fee at the end of each month at an annual rate of 25 basis points (.25%) of the average daily net assets attributable to Class 3 shares of the Fund. The parties to this Agreement recognize and agree that the purpose of such service fee is to reimburse Anchor National for expenditures made to financial intermediaries for providing services to contract holders who are indirect beneficial owners of Class 3 shares of the Fund. The parties to this Agreement further recognize and agree that such services are not intended to relate to the sale, promotion or marketing of the Class 3 shares of the Fund. Nothing herein shall prohibit Anchor National from collecting service fees in any given year, as provided hereunder, in excess of expenditures made during such year to financial intermediaries for the above-referenced purposes.

      2. Anchor National agrees to furnish the Fund, at least quarterly, written reports for presentation to the Board as to amounts expended to financial intermediaries for services to contract holders who are indirect beneficial owners of Class 3 shares of the Fund and the purposes for which such expenditures were made.

      3. This Addendum shall continue in full force and effect for two years from the date hereof, and shall continue in full force and effect from year to year thereafter if such continuance is approved by the Board of Trustees of the Fund, including a majority of the Trustees who are not interested persons of Seasons (the "Disinterested Trustees") as defined in Act, who have no direct or indirect financial interest in the operation of the 12b-1 Plan or any agreement related to it (the "12b-1 Trustees"), in the manner required by the Act.

      4. This Addendum, including any payments made pursuant thereto, shall terminate automatically in the event of its assignment. This Addendum, including any payments made pursuant thereto, shall terminate with respect to a Portfolio:

            (a) at any time, without payment of any penalty, by vote of either the Board, including a majority of the 12b-1 Trustees, or a majority of the outstanding voting securities representing the Class 3 shares of such Portfolio, on not more than 60 days' written notice; or

            (b) at any time, without payment of any penalty, upon a vote terminating the Rule 12b-1 Plan with respect to such Portfolio by either the Board, including a majority of the 12b-1 Trustees, or a majority of the outstanding voting securities representing the Class 3 shares of such Portfolio, on not more than 60 days' written notice.

            The termination of the Addendum with respect to any Portfolio shall not affect the continued effectiveness of the Seasons Fund Participation Agreement, or the continued effectiveness of this Addendum with respect to any other Portfolio otherwise subject thereto.

      5. This Addendum shall not be amended to increase materially the amount of the service fee paid to Anchor National pursuant hereto without shareholder approval, and all material amendments to this Addendum shall be approved by vote of the Board, including a majority of the 12b-1 Trustees.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                      ANCHOR NATIONAL LIFE INSURANCE COMPANY

                                      By: /s/ Jana Warring Greer
                                          --------------------------------------
                                          Jana Waring Greer
                                          Senior Vice President

                                      VARIABLE ANNUITY ACCOUNT FIVE

                                      BY: ANCHOR NATIONAL LIFE INSURANCE COMPANY

                                      By: /s/ Jana Warring Greer
                                          --------------------------------------
                                          Jana Waring Greer
                                          Senior Vice President

                                      SEASONS SERIES TRUST

                                      By: /s/ Robert M. Zakem
                                          --------------------------------------
                                          Robert M. Zakem
                                          Vice President and Assistant Secretary

Acknowledged and Agreed:

SUNAMERICA CAPITAL SERVICES, INC.

By: /s/ Robert M. Zakem
    ---------------------------------
    Robert M. Zakem
    Executive Vice President

                                   SCHEDULE A

PORTFOLIO(S)

Multi-Managed Growth Portfolio
Multi-Managed Moderate Growth Portfolio
Multi-Managed Income/Equity Portfolio
Multi-Managed Income Portfolio
Asset Allocation: Diversified Growth Portfolio
Stock Portfolio
Large Cap Value Portfolio
Large Cap Composite Portfolio
Large Cap Growth Portfolio
Mid Cap Value Portfolio
Mid Cap Growth Portfolio
Small Cap Portfolio
International Equity Portfolio
Diversified Fixed Income Portfolio
Cash Management Portfolio
Focus Growth Portfolio
Focus Growth and Income Portfolio
Focus TechNet Portfolio
Focus Value Portfolio

                                       -4-